                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                             FISHER COMPANIES INC.
                             ---------------------
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
                         -----------------------------
                         (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

-----------------------                                  ---------------------
 CUSIP NO. 337756 20 9                 13G                 PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE D.R. FISHER TRUST UW OF D.R. FISHER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            238,504 SHARES (AMONG THREE TRUSTEES)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             238,504 SHARES (AMONG THREE TRUSTEES)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8


------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      238,504 SHARES

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

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Item 1 (a):  NAME OF ISSUER
-----------

                  FISHER COMPANIES INC.


Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
-----------

                  1525 One Union Square
                  600 University Street
                  Seattle, Washington  98101

Item 2 (a):  NAME OF PERSON FILING
-----------

             The D.R. Fisher Trust UW of D.R. Fisher

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE
-----------

                  P.O. Box 98549
                  Des Moines, WA  98198

Item 2 (c):  CITIZENSHIP
-----------

                  United States


Item 2 (d):  TITLE OF CLASS OF SECURITIES
-----------

                  Common Stock, $1.25 par value


Item 2 (e):  CUSIP NUMBER
-----------

                  337756 20 9


Item 3:      This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2,
-------      and therefore this item is not applicable.


Item 4:      OWNERSHIP
-------

                  (a)  Amount Beneficially Owned:

                       238,504  shares

                  (b)  Percent of Class:

                       5.6 %

                  (c) Number of Shares as to Which Such Person Has:

                       (i) sole power to vote or direct the vote:

                            238,504 Shares

                       (ii) Shares power to vote or direct the vote:

                            0 Shares

            (iii)  Sole power to dispose or to direct the disposition of:

                            238,504 Shares

            (iv)   Shared power to dispose or to direct the disposition of:

                            0 Shares

   Voting and disposition power with respect to the shares owned by the filing trust are shared by the three trustees of the trust: William O. Fisher, George D. Fisher and Edward A. Gowey.

Item 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-------

                  Not Applicable


Item 6:      OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-------

                  Not Applicable

Item 7:      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
-------      THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                  Not Applicable.

Item 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-------

                  Not Applicable

Item 9:      NOTICE OF DISSOLUTION OF GROUP
-------

                  Not Applicable

Item 10:     CERTIFICATION
--------

                  Not Applicable


                                   SIGNATURE
                                   ---------

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 2, 1998
----------------
Date

/s/ William O. Fisher
---------------------
Signature

William O. Fisher, Trustee
--------------------------
Name (Typed)


/s/ George D. Fisher                                 /s/ E. A. Gowey
--------------------------------------   ---------------------------------------
Signature                                               Signature


George D. Fisher, Trustee                      Edward A. Gowey  , Trustee
--------------------------------------   ---------------------------------------
Name (Typed)                                          Name (Typed)